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                                                                    EXHIBIT 11.1

                         CARDIOVASCULAR DYNAMICS, INC.

      STATEMENT REGARDING THE COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                 THREE-MONTH
                                                        YEAR ENDED              PERIOD ENDED
                                                       DECEMBER 31,               MARCH 31,
                                                    ------------------     -----------------------
                                                     1994       1995        1995          1996
                                                    ------     -------     ------     ------------
Net loss..........................................  $ (971)    $(2,874)    $ (625)       $ (377)
                                                    ======     =======     ======     ==========
Computations of weighted average Common and Common
  equivalent shares outstanding:
  Weighted average common shares outstanding......   3,471         333      1,333            --
  Shares related to staff accounting bulletin
     topic 4D:
     Stock options................................     318         318        318           318
     Preferred Stock Warrants(1)..................      87          87         87            87
  Adjusted to reflect the effect of the assumed
     conversion of Preferred Stock from the date
     of issuance (Series A and B).................      --       3,667      2,667         4,017
  Adjusted to reflect the effect of the assumed
     conversion of the Convertible Obligation at
     an assumed initial public offering price of
     $12.00.......................................      --          36         --            63
                                                    ------     -------     ------     ------------
Shares used in computing pro forma net loss per
  share...........................................   3,876       4,441      4,405         4,485
                                                    ======     =======     ======     ==========
Pro forma net loss per share......................  $(0.25)    $ (0.65)    $(0.14)       $(0.08)
                                                    ======     =======     ======     ==========


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(1) At an assumed conversion rate of two shares of Common Stock for each share of Preferred Stock.